UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2005

Sunset Financial Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32026	16-1685692
(Commission File Number)	(IRS Employer Identification No.)

10245 Centurion Parkway North, Suite 305, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 425-4099

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2005, Sunset Financial Resources, Inc. (the “Company”) and Stacy M. Riffe, the Company’s Executive Vice President and Chief Financial Officer, entered into an employment agreement, dated as of October 28, 2005. The following summary is qualified in its entirety by the full text of the employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The employment agreement is for a term of two years and automatically renews for one year terms unless notice of non-renewal is given by either party at least 180 days prior to the expiration of the renewal term or the agreement is otherwise terminated pursuant to its provisions.

The employment agreement provides that, in the event of a termination without cause or for a disability, a resignation for good reason, or a change of control and the termination of Ms. Riffe’s employment on or before the first anniversary of the change in control (other than for cause), she shall receive a severance payment equal to 2.0 times her then current base salary.

The employment agreement also contains a confidentiality provision that prohibits Ms. Riffe from disclosing the Company’s confidential information except under limited circumstances. The employment agreement also contains a non-solicitation agreement which generally prohibits Ms. Riffe from inducing others to misuse the Company’s confidential information or from offering or aiding others in offering employment to the Company’s employees while she is employed by us and for a period of six months after her termination, provided that such termination is:

•	for cause;

•	due to her disability; or

•	due to the employee leaving without “good reason,” which is generally defined as reasons such as a reduction in such employee’s duties or executive status, relocation 25 miles or more away, and similar actions.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Title

10.1	Employment Agreement with Stacy M. Riffe, dated as of October 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2005

SUNSET FINANCIAL RESOURCES, INC.

By:	/s/ George Deehan
George Deehan
Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No.	Title

10.1	Employment Agreement with Stacy M. Riffe, dated as of October 28, 2005.